UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 3, 2005
Date of Report
(Date of earliest event reported)

Novell, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13351 (Commission File Number)	87-0393339 (IRS Employer Identification Number)

404 Wyman Street, Suite 500
Waltham, MA 02451
(Address of principal executive offices)

(781) 464-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 3, 2005, Novell, Inc. (“Novell”) announced that Ronald W. Hovsepian, President, Novell North America, was promoted to Executive Vice President and President, Worldwide Field Operations effective May 3, 2005.

Mr. Hovsepian, age 44, joined Novell in June 2003 as President, Novell North America. From February 2002 to December 2002, Mr. Hovsepian was a Managing Director with Bear Stearns Asset Management, a technology venture capital fund. From March 2000 to February 2002, Mr. Hovsepian served as Managing Director for Internet Capital Group, a venture capital firm (“ICG”). Mr. Hovsepian had most recently served as ICG's Managing Director, Operations, where he was in charge of overseeing ICG's top 30 investments. Prior to that, Mr. Hovsepian served in a number of positions with International Business Machines Corporation (“IBM”) over a 17-year period, most recently serving as Vice President, Business Development. Prior to that, Mr. Hovsepian had also served as IBM's Worldwide General Manager of Industry Solutions, Retail Sector and as Vice President, Supply Chain Solutions. Mr. Hovsepian is a member of the board of directors of Ann Taylor Corporation.

Mr. Hovsepian is party to an employment arrangement with us that provides for an annual base salary of $500,000. Mr. Hovsepian is eligible to participate in Novell's Fiscal 2005 Annual Bonus Program for Executives, which provides for the payment of bonuses if personal and corporate performance goals are met, and is entitled to receive employee benefits made available to other employees and officers of Novell and their eligible dependents.

Mr. Hovsepian is party to a change-in-control agreement with us. Generally, in the event of involuntary termination of Mr. Hovsepian's employment, other than for cause, death or disability, without a change in control, the agreement will provide the following benefits: (i) payment by Novell of one and one-half times Mr. Hovsepian's base salary; (ii) a prorated bonus for the year of termination; (iii) twelve months of continued health and dental coverage; (iv) accelerated vesting of that portion of Mr. Hovsepian's outstanding stock options, if any, that would have vested within the one year period following the date of Mr. Hovsepian's termination; (v) accelerated vesting of the portion of Mr. Hovsepian's outstanding restricted common stock, if any, that would have vested within the one year period from the date of Mr. Hovsepian's termination; and (vi) reimbursement for outplacement benefits that are actually provided, not to exceed 20% of Mr. Hovsepian's base salary.

The change-in-control agreement also provides that in the event of an involuntary termination, other than for cause, death or disability, in connection with a change in control of Novell, Mr. Hovsepian will receive the following benefits: (i) payment by Novell of two times Mr. Hovsepian's base salary and target bonus; (ii) a prorated bonus for the year of termination; (iii) 24 months of continued health and dental coverage; (iv) a lump sum cash payment of what Novell would have paid as matching contributions under the Novell 401(k) plan for 24 months after Mr. Hovsepian's termination date; (v) payment of certain legal fees; (vi) outstanding restricted common stock, if any, and other equity rights, if any, will become fully vested; (vii) outstanding stock options, if any, will become fully vested; (viii) a lump sum payment equal to 20% of Mr. Hovsepian's base salary which may be used to cover the costs of outplacement assistance; and (ix) if the payments provided to Mr. Hovsepian exceed the amount that triggers the excise tax under section 4999 of the Tax Code by more than 10%, the payments will be grossed-up. Additionally, the change-in-control agreement contains non-competition and non-solicitation provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novell, Inc. (Registrant)
Date: May 9, 2005	By /s/ Joseph A. LaSala, Jr. (Signature) Senior Vice President, General Counsel and Secretary (Title)